Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Reports Record First Quarter 2015 Financial Results

and Increases Financial Guidance

• First Quarter 2015 net product sales of $77.4 million and adjusted EBITDA of $47.4 million

• Company increases top and bottom line 2015 financial guidance

Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (May 5, 2015) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company, today reported unaudited consolidated financial results for the first quarter of 2015. Total revenues for the first quarter of 2015 increased to $89.5 million, compared with $20.8 million in the first quarter of 2014. This increase was primarily due to the addition of the company’s newest product, Makena® (hydroxyprogesterone caproate injection), which contributed $55.5 million of product sales to the first quarter results.

The company reported net income of $12.9 million, or $0.47 per basic share and $0.39 per diluted share, for the first quarter of 2015, compared with a net loss of $7.1 million, or $0.33 per basic share and diluted share, for the same period in 2014. Non-GAAP net income, or cash earnings(1), for the first quarter of 2015 totaled $39.9 million, or $1.17 per diluted share, compared with a non-GAAP net loss of $3.9 million, or $0.33 per diluted share, for the same period in 2014.

“I am pleased to report a very strong start to 2015 with this quarter’s financial results,” said William Heiden, chief executive officer of AMAG. “Solid commercial execution led to strong growth for each of our product offerings, with Makena contributing most significantly to our record first quarter revenues and earnings. Our performance in the first quarter of 2015 allows us to increase our full year top and bottom line guidance, and puts us in an outstanding financial position to continue to expand our portfolio through additional product or company acquisitions.”

1Q15 Business Highlights

•                  The company delivered record financial results in the first quarter of 2015, including non-GAAP adjusted EBITDA(1) of $47.4 million, up from a loss of $3.3 million in the first quarter of 2014.

(1)  See summary of non-GAAP adjustments to reconcile net Income to non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and non-GAAP net income/cash earnings at conclusion of this press release.

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•                  Net product sales increased to $77.4 million in the first quarter of 2015, compared to $17.5 million in the corresponding period in 2014. This increase was driven by sales of Makena, which grew 85% over the first quarter of 2014.(2)

•                  Makena’s market share grew three percentage points over the fourth quarter of 2014 (from 25% to 28%), as the company continued to take share from compounded product.

•                  Feraheme® (ferumoxytol) Injection revenues rose 23% over the first quarter of 2014, driven by increases in both volume and net revenue per gram. The company also finalized changes to the label with the U.S. Food and Drug Administration (FDA) at the end of the first quarter of 2015 and recently began communicating that new label to customers.

•                  The company completed a $200 million public offering of common stock, including the full exercise of underwriters’ option, which combined with the nearly $40 million of cash earnings generated in the first quarter of 2015, lowered its leverage ratio(3) to less than one times annualized first quarter adjusted EBITDA.

First Quarter 2015 Financial Results (unaudited)

Total revenues for the first quarter of 2015 were $89.5 million, compared with $20.8 million for the same period in 2014. This increase was primarily due to the addition of Makena, acquired in November 2014, as well as higher Feraheme and MuGard net product sales.

Net product sales for the first quarter of 2015 totaled $77.4 million, compared with $17.5 million in the first quarter of 2014. Sales of Makena in the first quarter of 2015 totaled $55.5 million, representing an increase of 85% from $30.1 million of Makena sales for the same period in 2014(2). This growth was driven by volume increases, as more clinically indicated pregnant women utilized Makena therapy to reduce their risk of preterm birth. Makena’s volume increased across all distribution channels, including compounding pharmacies that now dispense Makena instead of compounded hydroxyprogesterone caproate. This channel represents the fastest growing segment and accounted for approximately 15% of Makena’s first quarter sales, compared with 1% in the first quarter of 2014. Feraheme net product sales grew 23% to $21.5 million in the first quarter of 2015, compared with $17.4 million for the same period in 2014. The growth in Feraheme sales was driven by increased net revenue per gram of 15% and increased volume of 8%, versus the first quarter of 2014.

Total operating expenses, excluding cost of product sales, for the first quarter of 2015 were $39.7 million, compared with $24.0 million for the same period in 2014. The increases in operating expenses were primarily due to costs associated with managing the company’s expanded product portfolio. 2015 operating expense synergy savings related to the Lumara Health acquisition are tracking at or better than the previously communicated $20 million target.

The company reported net income of $12.9 million, or $0.47 per basic share and $0.39 per diluted share, for the first quarter of 2015, compared with net loss of $7.1 million, or $0.33 per basic and diluted share, for the same period in 2014. The weighted average diluted shares used in calculating diluted net income

(2)  Based on unaudited pro forma sales for the first quarter of 2014. Product acquired in November 2014.

(3)  Net debt divided by annualized first quarter adjusted EBITDA.

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per share for the first quarter of 2015 followed the if-converted method of accounting for the convertible debt, as required by GAAP.

Non-GAAP adjusted EBITDA for the first quarter of 2015 was $47.4 million, compared with a loss of $3.3 million for the same period in 2014. After deducting cash interest expense, the Company generated non-GAAP net income, or cash earnings, of $39.9 million, or $1.17 per non-GAAP diluted share. The weighted average diluted shares used in calculating the non-GAAP cash earnings per diluted share for the first quarter of 2015 followed the treasury stock method of accounting for the convertible debt and related warrants.

AMAG ended the first quarter of 2015 with $361.1 million in cash and investments and $531.5 million in total debt (face value).

“We are off to a strong start in 2015 and believe we are well positioned, financially and operationally, to achieve the goals we’ve laid out for the year,” said Frank Thomas, president and chief operating officer of AMAG. “Our first quarter results are a clear demonstration of the earnings power of our business. The cash generated by Makena and Feraheme sales this quarter, combined with our recent $200 million equity offering, provide additional capital for us to invest in drivers of growth for our current business and compete aggressively for new products or companies to acquire.”

Increasing 2015 Financial Outlook

Based on the strong performance in the first quarter and projected sales and operating expenses for the remainder of 2015, the company is increasing its 2015 financial guidance:

$ in millions	Previous 2015 Guidance	Updated 2015 Guidance
Makena net sales	$245 - $270	$260 - $285
Feraheme and MuGard net sales	$90 - $105	$90 - $100
Total product sales	$335 - $375	$350 - $385
Total revenue	$380 - $420	$395 - $430
Adjusted EBITDA(4)	$180 - $200	$200 - $220
Cash earnings(4)	$150 - $170	$170 - $190

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. ET, during which management will discuss the company’s financial results and growth prospects. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:00 a.m. ET on May 5, 2015 through midnight on May 12, 2015.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 33122806.

(4)  See summary of forecasted Non-GAAP adjusted EBITDA and Non-GAAP net income / cash earnings at conclusion of this press release.

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The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 11:00 a.m. ET on May 5, 2015 through midnight June 4, 2015.

Use of Non-GAAP Financial Measures

AMAG has presented certain non-GAAP financial measures, including non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization), non-GAAP net income or cash earnings and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude certain amounts, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on maternal health, anemia and cancer supportive care. The primary goal of AMAG is to bring to market therapies that provide clear benefits and improve patients’ lives. In addition to continuing to pursue opportunities to make new advancements in patients’ health and to enhance treatment accessibility, AMAG intends to continue to expand and diversify its portfolio through the in-license or purchase of additional pharmaceutical products or companies. For additional company information, please visit www.amagpharma.com.

About Makena® (hydroxyprogesterone caproate injection)

Makena® is a progestin indicated to reduce the risk of preterm birth in women with a singleton pregnancy who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

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Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure.  Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.  For additional U.S. product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol) Injection

Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of iron deficiency anemia (IDA) in adult chronic kidney disease (CKD) patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by six issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book, the last of which expires in June 2023.

Ferumoxytol received marketing approval in Canada in December 2012, where it has been marketed by Takeda as Feraheme. Takeda had been commercializing the product outside of the U.S. under a license arrangement with AMAG.  In December 2014, AMAG and Takeda mutually agreed to terminate the license arrangement and are in the process of transferring the licensed rights back to AMAG.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Feraheme is contraindicated in patients with a known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product.

For additional U.S. product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, statements regarding AMAG’s expectations as to its financial and operational ability to achieve its 2015 goals; AMAG’s financing capacity to invest in drivers of growth for its current business and compete for the potential acquisition of new products or companies; beliefs about AMAG’s earning power; expectations regarding potential synergy savings related to the Lumara Health acquisition; and AMAG’s updated 2015 financial guidance, including net product sales, adjusted EBITDA and cash earnings, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. Use of the term “including” in the two paragraphs above shall mean in each case “including, but not limited to.” AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademarks of AMAG Pharmaceuticals, Inc. Lumara Health™ is a trademark of Lumara Health Inc. Makena® is a registered trademark of Lumara Health Inc. MuGard® is a registered trademark of PlasmaTech Biopharmaceuticals, Inc.

— Tables Follow —

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AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenues:
Makena product sales, net	$55,529	$—
Feraheme product sales, net	21,458	$17,375
MuGard product sales, net	428	148
License fee, collaboration and other revenues	12,090	3,312
Total revenues	89,505	20,835

Operating costs and expenses:
Cost of product sales	21,026	2,837
Research and development expenses	6,988	6,498
Selling, general and administrative expenses	32,112	17,491
Restructuring expenses	571	—
Total operating costs and expenses	60,697	26,826

Operating income (loss)	28,808	(5,991)

Interest expense	(10,367)	(1,476)
Interest and dividend income, net	71	265
Other income	—	100
Total other income (expense)	(10,296)	(1,111)

Net income (loss) before income taxes	18,512	(7,102)
Income tax expense	5,608	—
Net income (loss)	$12,904	$(7,102)
Net income (loss) per share:
Basic	$0.47	$(0.33)
Diluted	$0.39	$(0.33)
Weighted average shares outstanding used to compute net income (loss) per share:
Basic	27,213	21,824
Diluted	38,245	21,824

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AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$243,801	$119,296
Short-term investments	117,338	24,890
Accounts receivable, net	56,176	38,172
Inventories	35,939	40,610
Receivable from collaboration	—	4,518
Deferred tax assets	54,896	32,094
Other current assets	11,381	14,456
Total current assets	519,531	274,036

Property and equipment, net	1,439	1,519
Goodwill	205,824	205,824
Intangible assets, net	876,426	887,908
Other assets	17,222	19,646
Total assets	$1,620,442	$1,388,933

Accounts payable	$5,958	$7,301
Accrued expenses	88,811	80,811
Current portion of long-term debt	38,250	34,000
Deferred revenues	33,563	44,376
Total current liabilities	166,582	166,488

Long-term debt, net	281,904	293,905
Convertible 2.5% senior notes, net	169,090	167,441
Acquisition-related contingent consideration	220,537	217,984
Deferred tax liabilities	106,030	77,619
Other long-term liabilities	5,123	5,543
Total long-term liabilities	782,684	762,492

Total stockholders’ equity	671,176	459,953
Total liabilities and stockholders’ equity	$1,620,442	$1,388,933

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AMAG Pharmaceuticals, Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

(unaudited, amounts in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
GAAP net income (loss)	$12,904	$(7,102)
Depreciation & intangible asset amortization	11,615	162
Interest expense, net	10,296	1,476
Provision for income taxes	5,608	—
Non-cash collaboration revenue	(6,402)	(1,974)
Inventory fair value step-up adjustments	6,183	—
Write-down inventory to net realizable value	—	1,437
Share-based compensation expense	2,668	1,930
Change in fair value contingent consideration	2,599	789
Severance, restructuring and transaction-related expenses	1,925	—
Adjusted EBITDA	47,396	(3,282)
Cash interest expense	(7,482)	(650)
Non-GAAP net income (loss) — cash earnings	$39,914	$(3,932)

GAAP Net income (loss) per share
Basic	$0.47	$(0.33)
Diluted	$0.39	$(0.33)

Weighted average shares outstanding used to compute net income (loss) per share
Basic	27,213	21,824
Diluted	38,245	21,824

Non-GAAP Net income (loss) per share
Basic	$1.47	$(0.33)
Diluted	$1.17	$(0.33)

Non-GAAP weighted average shares outstanding used to compute non-GAAP net income (loss) per share
Basic	27,213	21,824
Diluted	34,058	21,824

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AMAG Pharmaceuticals, Inc.

Reconciliation of 2015 Updated Guidance of Non-GAAP Adjusted EBITDA

and Non-GAAP Net Income / Cash Earnings

(unaudited, amounts in thousands)

2015 Updated Financial Guidance
GAAP net income (loss)	$75 - 90
Depreciation & intangible asset amortization	50 - 55
Interest expense, net	40
Provision (benefit) for income taxes	35
EBITDA	$200 -220
Non-cash collaboration revenue	~(38)
Non-cash inventory step-up adjustments	~15
Stock-based compensation	~12
Adjustment to contingent consideration	~14
Severance and transaction-related costs	~2
Adjusted EBITDA	$200 - 220
Cash interest expense	(30)
Non-GAAP net income (loss) — cash earnings	$170 - 190

CONTACT:

AMAG Pharmaceuticals, Inc.

Linda Lennox, 617-498-2846

Vice President, Investor Relations & Corporate Communications

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